Exhibit 99.1

Digi International Reports First Fiscal Quarter 2018 Results
Smart Solutions Continues Growth
Digi Acquires Cellular Growth Company Accelerated Concepts, Inc.
(Minneapolis, MN, January 25, 2018) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical Internet of Things ("IoT") Products, Services, and Solutions, reported revenue of $45.2 million for the first fiscal quarter of 2018 compared to our guidance range of $44.0 million to $47.0 million and to $45.2 million in the first fiscal quarter of 2017.
GAAP net loss for the first fiscal quarter of 2018 was $4.6 million, or $0.17 loss per diluted share, compared to our GAAP guidance range of $0.06 to $0.02 loss per diluted share and to GAAP net income for the first fiscal quarter of 2017 of $2.4 million, or $0.09 per diluted share. Our non-GAAP net loss for the first fiscal quarter of 2018 was $1.8 million, or $0.07 loss per diluted share, compared to our non-GAAP net income of $2.3 million, or $0.08 per diluted share for the first fiscal quarter of 2017. Our prior GAAP net loss guidance did not include several non-cash items which resulted in $4.1 million, or $0.15 per diluted share, of expense during the first fiscal quarter of 2018, including:

•	Amortization expense of $1.0 million, or $0.04 per diluted share, related to our recent acquisition of TempAlert, LLC ("TempAlert")

•
Three non-cash adjustments included in our income tax provision related to the Tax Cuts and Jobs Act of 2017 and Accounting Standards Update 2016-09 ("ASU 2016-09"), which in aggregate totaled $3.1 million, or $0.12 per diluted share

Adjusted EBITDA in the first fiscal quarter of 2018 was $2.8 million, or 6.2% of total revenue, compared to our guidance range of $2.0 million to $4.0 million. In the first fiscal quarter of 2017 our Adjusted EBITDA was $5.4 million, or 12.0% of total revenue. Reconciliations of GAAP and non-GAAP financial measures, including Adjusted EBITDA, appear at the end of this release.
"We are pleased with our start to the fiscal year. Strong subscriber additions and customer retention, including our acquisition of TempAlert at the beginning of the quarter, have increased our IoT Solutions subscribers to more than 38,000. Our IoT Products & Services business performed as expected, and we expect to grow sequentially. Lastly, we are excited to join forces with Accelerated Concepts. Our combined strengths in cellular has us positioned well for growth of our IoT Products," said Ron Konezny, President and Chief Executive Officer.
Acquisitions
On October 20, 2017, we purchased all the outstanding interests of TempAlert LLC (“TempAlert”), a Boston-based provider of automated, real-time temperature monitoring and task management solutions. TempAlert is now part of the Digi Smart Solutions™ team. The purchase price was $45 million in cash adjusted for certain net working capital adjustments. The terms of the acquisition included an upfront cash payment together with future earn-out payments. Cash of $40.7 million (excluding cash acquired of $0.6 million) was paid at the time of closing. Digi has agreed to make future earn-out payments to the sellers based on revenue in excess of established threshold amounts for Digi Smart Solutions during calendar 2018 and 2019.
Subsequent to the end of our first fiscal quarter of 2018, and as announced on January 22, 2018, we purchased all of the outstanding stock of Accelerated Concepts, Inc., a Tampa-based provider of secure, enterprise-grade, cellular ("LTE") networking equipment for primary and backup connectivity applications. The terms of the acquisition included an upfront cash payment together with future earn-out payments. Cash of $16.8 million was paid at closing.

Digi International Reports First Fiscal Quarter 2018 Results

GAAP and Non-GAAP Results

GAAP Results
(in thousands, except per share data)	Q1 2018	Q1 2017
Total Revenue	$45,197	$45,175
Gross Profit	$21,937	$21,453
Gross Margin	48.5%	47.5%
Operating (Loss) Income	$(2,123)	$2,422
Operating (Loss) Income as % of Total Revenue	(4.7)%	5.4%
Net (Loss) Income	$(4,569)	$2,357
Net (Loss) Income per Diluted Share	$(0.17)	$0.09

Non-GAAP Results*
(in thousands, except per share data)	Q1 2018	Q1 2017
Adjusted Net (Loss) Income	$(1,804)	$2,253
Adjusted Net (Loss) Income per Diluted Share	$(0.07)	$0.08

Adjusted EBITDA	2,791	5,429
Adjusted EBITDA as % of Total Revenue	6.2%	12.0%
* A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.
Business Results for the Three Months Ended December 31, 2017 and 2016

Revenue Detail YTD
(in thousands)	2017	2016	Change	% Change
Cellular routers and gateways	$9,577	$13,756	$(4,179)	(30.4)
RF	8,682	6,574	2,108	32.1
Embedded	11,061	11,841	(780)	(6.6)
Network	9,134	11,002	(1,868)	(17.0)
Total hardware product revenue	38,454	43,173	(4,719)	(10.9)
Services and solutions	6,743	2,002	4,741	236.8
Total revenue	$45,197	$45,175	$22	—

North America, primarily United States	$29,579	$29,662	$(83)	(0.3)
Europe, Middle East and Africa	10,156	9,811	345	3.5
Asia	4,528	4,568	(40)	(0.9)
Latin America	934	1,134	(200)	(17.6)
Total revenue	$45,197	$45,175	$22	—
Total revenue remained flat in the first fiscal quarter of 2018 compared to the first fiscal quarter of 2017.

•
Hardware product revenue decreased by $4.7 million, or 10.9%, in the first fiscal quarter of 2018 compared to the first fiscal quarter of 2017. This primarily was due to a decline in our cellular product revenue as the prior year had a large sale to a significant customer and a new cellular product introduction. We also experienced a decline in network products mostly related to USB connected products revenue due to significant sales to a large customer in the prior fiscal year. Most of our network products are in the mature phase of their product life cycles and are facing a long-term trend of revenue decline. We also had a decline in embedded products mostly related to legacy embedded products, which are also in the mature portion of their product life cycle. This was offset partially by an increase in RF product revenue as we had larger sales to certain customers in both the North America and EMEA regions.

Digi International Reports First Fiscal Quarter 2018 Results

•
Services and solutions revenue increased by $4.7 million, or 236.8%, in the first fiscal quarter of 2018 compared to the first fiscal quarter of 2017. This primarily was driven by the growth of our Digi Smart Solutions business. Services and solutions revenue includes $3.5 million of incremental revenue from the acquisitions of TempAlert and SMART Temps. We acquired TempAlert on October 20, 2017 and SMART Temps on January 9, 2017. We are now servicing more than 38,000 sites and our annual recurring revenue stream continues to grow. Revenue in Digi Wireless Design Services and our Digi Remote Manager increased $0.7 million in the three months ended December 31, 2017 compared to the same period a year ago.

•
Included in revenue performance for the year was a foreign currency translation increase of $0.3 million when compared to the same period in the prior fiscal year. This primarily was caused by the strengthening of the British Pound and Euro against the U.S. dollar.

Gross profit was $21.9 million, or 48.5% of revenue in the first fiscal quarter of 2018 compared to $21.5 million, or 47.5% of revenue for the prior fiscal year, an increase of $0.4 million. Gross profit was impacted positively by an increase in services and solutions gross profit for fiscal 2018 compared to the prior fiscal year. This related mostly to the IoT Solutions segment, which has a higher gross margin. This was offset partially by lower hardware product revenue and product mix during fiscal 2018 compared to the prior fiscal year. This was driven primarily by the lower revenue performance in our network category, which includes traditionally higher margin products compared to our other products.
Operating loss for the first fiscal quarter of 2018 was $2.1 million, or 4.7% of revenue, as compared to operating income of $2.4 million, or 5.4% of revenue, for the prior fiscal year. The operating income decline was primarily a result of increased operating expenses of $5.0 million. Operating expenses in the first fiscal quarter of 2018 included incremental operating expenses for the TempAlert and SMART Temps acquisitions of $3.8 million and an increase in acquisition expenses of $1.2 million.
Net loss was $4.6 million in the first fiscal quarter of 2018, or $0.17 loss per diluted share, compared net income of $2.4 million, or $0.09 per diluted share, in the first fiscal quarter of 2017.
GAAP net loss for the first fiscal quarter of 2018 includes three non-cash adjustments related to the Tax Cuts and Jobs Act of 2017 (the "Act") enacted on December 22, 2017 and the adoption of ASU 2016-09. These adjustments are included in our income tax provision for the first fiscal quarter of 2018.

1.
A one-time adjustment of $2.5 million, or $0.09 per diluted share, related to the re-measurement of our net deferred tax assets as a result of the Act which lowered the U.S. corporate tax rate from 35% to 21%.

2.
An adjustment of $0.1 million for the one-time transition tax based on our post-1986 earnings and profits ("E&P") that we previously deferred from U.S. income taxes. At December 31, 2017 we did not fully completed our accounting for the tax effects of the enactment of the Act, however, in certain cases we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition tax.

3.
An adjustment of $0.5 million, or $0.02 per diluted share, for the adoption of ASU 2016-09 which requires the expensing of the tax deficiencies related to stock awards that historically were recorded in additional paid-in capital.

Adjusted EBITDA in the first fiscal quarter of 2018 was $2.8 million, or 6.2% of total revenue, compared to $5.4 million, or 12.0% of total revenue, in the first fiscal quarter of 2017.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of December 31, 2017, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $78.1 million, a decrease of $36.9 million from the end of fiscal 2017. Digi completed one acquisition in fiscal 2018, for a total cash expenditure of $40.7 million (excluding cash acquired of $0.6 million). Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Current and long-term contingent liabilities of $6.0 million.

Digi International Reports First Fiscal Quarter 2018 Results

Customer Highlights
IoT SOLUTIONS

•
Trailcon Leasing signed a multiyear agreement to implement Digi SafeTempsTM to fulfill its main objective of providing exceptional service to its customers, which includes many of Canada's largest for-hire carriers, private fleets and major grocery and retain chains, with a high-performing, reliable fleet of equipment.

•
Taco John's will offer Digi's task management and food temperature monitoring solution to their entire chain of approximately 400 restaurants throughout the United States. Digi will automate their food temperature monitoring and task logging to greatly simply the effort for employees while ensuring public health compliance.

•	We deployed sensors in approximately 90 locations for a North Carolina hospital. The solution will monitor its pharmacy, lab, dietary, operating room and off-site physician network locations.

•
A large convenience store and gas station retailer based in the southeastern U.S., has chosen Digi Smart Solutions as their temperature monitoring vendor for food safety storage at all of their 465 locations.  Digi will enable their team to remotely view all sites, while alerts will be fully integrated into their third party service maintenance group.

•	A northeastern U.S. grocery chain awarded Digi’s TempAlert solution a contract to monitor over 90 of its pharmacy locations.
IoT PRODUCTS & SERVICES

•
The Massachusetts Bay Transportation Authority (MBTA) is currently installing Positive Train Control (PTC) technology across all commuter rail lines. As part of the installation, the MBTA is deploying Digi’s WR44R cellular rail router for on-board IP communications and backhaul to the MBTA’s Operations Control Center.

•
The Metropolitan Transportation Authority (MTA) of New York is installing countdown clocks in the B-Division subway stations to identify trains and their arrival times for waiting riders. The Digi WR31 cellular router has been equipped at aboveground stations to provide backup WAN communications to MTA’s Rail Control Center.

•
Telus, a large mobile network operator in Canada, deployed approximately 180 PC Mobile Kiosks across a large grocery store chain in Canada. Digi’s WR11 was used as a primary communication device for Credit/Debit transactions and activation PC. This was part of an initial deployment through the Telus Enterprise program where Telus is supplying a turnkey supported mobile solution.

•
A large medical company in Sweden has selected Digi’s CC6UL for their analysis equipment. The CC6UL 1GB variant was selected specifically for the additional DRAM, which improved the performance of their analysis algorithm that they previously only thought possible on higher end platforms.

•	A large Finnish company that designs and builds equipment essential for chemical, biological, radiation and nuclear (CBRN) monitoring has selected the Digi CC6UL for its new range of products.

•
Clear Channel has selected Digi’s Transport Routers for remote connectivity for their digital signs to manage content. Clear Channel is fitting Digi products to new signs as well as retrofitting existing signs with Digi products. Clear Channel will use products from the Digi transport router category including the WR11, WR21, WR31 and WR44’s depending upon the sign and location requirements.

Fiscal 2018 Guidance
For the second fiscal quarter of 2018, Digi projects revenue to be in a range of $50 million to $54 million. Adjusted EBITDA is projected to be between $3 million and $4 million. EPS is projected to be in a range of a net loss $0.02 per diluted share to $0.00 per diluted share.
For the full fiscal year 2018, Digi projects revenue to be in a range of $211 million to $224 million. Adjusted EBITDA is projected to be between $20 million and $24 million. EPS is projected to be in a range of $0.01 to $0.09. Our full fiscal year EPS guidance now reflects $0.25 per diluted share of adjustments made during the first quarter related to the enacted

Digi International Reports First Fiscal Quarter 2018 Results

tax reform, recently adopted accounting standards and full year amortization related to our TempAlert acquisition.
Included in our second fiscal quarter and full fiscal year 2018 guidance is the expected impact of our recent acquisition of Accelerated Concepts, Inc.
First Fiscal Quarter 2018 Conference Call Details
As announced on January 9, 2018, Digi will discuss its first fiscal quarter results on a conference call on Thursday, January 25, 2018 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 4658999. International participants may access the call by dialing (262) 912-4765 and entering passcode 4658999. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 4658999 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") Products, Services and Solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2017 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new

Digi International Reports First Fiscal Quarter 2018 Results

information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. Adjusted EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the broader employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit Digi's Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2017	2016
Revenue:
Hardware product	$38,454	$43,173
Services and solutions	6,743	2,002
Total revenue	45,197	45,175
Cost of sales:
Cost of hardware product	19,210	22,337
Cost of services and solutions	3,443	1,174
Amortization of intangibles	607	211
Total cost of sales	23,260	23,722
Gross profit	21,937	21,453
Operating expenses:
Sales and marketing	9,760	8,322
Research and development	7,751	6,905
General and administrative	6,549	3,804
Total operating expenses	24,060	19,031
Operating (loss) income	(2,123)	2,422
Other income, net:
Interest income, net	205	126
Other (expense) income, net	(45)	574
Total other income, net	160	700
(Loss) income before income taxes	(1,963)	3,122
Income tax provision	2,606	765
Net (loss) income	$(4,569)	$2,357

Net (loss) income per common share:
Basic	$(0.17)	$0.09
Diluted	$(0.17)	$0.09
Weighted average common shares:
Basic	26,748	26,175
Diluted	26,748	26,972

Digi International Reports First Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Three months ended December 31,
	2017	2016
Net (loss) income	$(4,569)	$2,357
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	271	(3,755)
Change in net unrealized loss on investments	(21)	(24)
Less income tax benefit	3	9
Other comprehensive income (loss), net of tax	253	(3,770)
Comprehensive loss	$(4,316)	$(1,413)

Digi International Reports First Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2017	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$45,610	$78,222
Marketable securities	28,204	32,015
Accounts receivable, net	30,292	28,855
Inventories	31,119	30,238
Receivable from sale of business	—	1,998
Other	4,823	3,032
Total current assets	140,048	174,360
Marketable securities, long-term	4,247	4,753
Property, equipment and improvements, net	12,723	12,801
Identifiable intangible assets, net	34,469	11,800
Goodwill	149,333	131,995
Deferred tax assets	6,237	9,211
Other	451	269
Total assets	$347,508	$345,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,330	$6,240
Accrued compensation	4,555	4,325
Accrued warranty	1,164	987
Accrued professional fees	793	928
Unearned revenue	4,135	1,343
Contingent consideration on acquired businesses	2,411	388
Accrued restructuring	1,631	1,656
Other	2,451	2,113
Total current liabilities	23,470	17,980
Income taxes payable	685	877
Deferred tax liabilities	486	534
Contingent consideration on acquired businesses	3,570	6,000
Other non-current liabilities	681	654
Total liabilities	28,892	26,045

Total stockholders’ equity	318,616	319,144
Total liabilities and stockholders’ equity	$347,508	$345,189

Digi International Reports First Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2017	2016
Operating activities:
Net (loss) income	$(4,569)	$2,357
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property, equipment and improvements	711	656
Amortization of identifiable intangible assets	1,694	345
Stock-based compensation	1,053	1,173
Excess tax benefits from stock-based compensation	—	(183)
Deferred income tax provision	2,954	619
Change in fair value of contingent consideration	(407)	(82)
Bad debt/product return provision	14	264
Inventory obsolescence	450	450
Other	57	(12)
Changes in operating assets and liabilities (net of acquisitions)	(3,285)	(7,622)
Net cash used in operating activities	(1,328)	(2,035)
Investing activities:
Purchase of marketable securities	—	(25,470)
Proceeds from maturities and sales of marketable securities	4,296	32,155
Proceeds from sale of Etherios	2,000	3,000
Acquisition of businesses, net of cash acquired	(40,084)	(1,690)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(453)	(554)
Net cash (used in) provided by investing activities	(34,241)	7,441
Financing activities:
Acquisition earn-out payments	—	(518)
Excess tax benefits from stock-based compensation	—	183
Proceeds from stock option plan transactions	2,972	2,787
Proceeds from employee stock purchase plan transactions	380	297
Purchases of common stock	(636)	(390)
Net cash provided by financing activities	2,716	2,359
Effect of exchange rate changes on cash and cash equivalents	241	(2,350)
Net (decrease) increase in cash and cash equivalents	(32,612)	5,415
Cash and cash equivalents, beginning of period	78,222	75,727
Cash and cash equivalents, end of period	$45,610	$81,142

Supplemental schedule of non-cash investing and financing activities:
Liability related to acquisition of business	$—	$(1,300)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(27)	$(105)

Digi International Reports First Fiscal Quarter 2018 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Net (Loss) Income and Net (Loss) Income per Diluted Share to Adjusted Net (Loss) Income and
Adjusted Net (Loss) Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended December 31,
	2017		2016
Net (loss) income and net (loss) income per diluted share	$(4,569)	$(0.17)	$2,357	$0.09
Discrete tax expense (benefits) (1)	2,765	0.10	(104)	0.00
Adjusted net (loss) income and adjusted net (loss) income per diluted share (2)	$(1,804)	$(0.07)	$2,253	$0.08
Diluted weighted average common shares		26,748		26,972
*NM means not meaningful

(1)
Discrete tax expense (benefits) includes one-time adjustments for the re-measurement of deferred tax assets and adoption of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by reversals of tax reserves due to the expiration of statutes of limitation.

(2)	Adjusted net (loss) income per diluted share may not add due to the use of rounded numbers.

TABLE 2

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(In thousands of dollars)

	Three months ended December 31,
	2017		2016
		% of total revenue		% of total revenue
Total revenue	$45,197	100.0%	$45,175	100.0%

Net (loss) income	$(4,569)		$2,357
Interest income, net	(205)		(126)
Income tax provision	2,606		765
Depreciation and amortization	2,405		1,001
Stock-based compensation	1,053		1,173
Acquisition expense	1,501		259
Adjusted EBITDA	$2,791	6.2%	$5,429	12.0%